Exhibit 99.1

Clean Energy Appoints Mathieu Soulas to Board of Directors

NEWPORT BEACH, Calif. – September 21, 2023 – Clean Energy Fuels Corp. (Nasdaq: CLNE) announced today that Mathieu Soulas, Senior Vice President New Mobilities & Marketing at TotalEnergies, has been appointed to the Board of Directors effective immediately to replace Laurent Wolffsheim, who had served on the Board since October 2021.

“Mathieu brings a wealth of applicable experience to our conversations and decision-making process,” said Clean Energy Board of Directors Chairman Stephen Scully. “As one of the leaders in the energy transition towards a carbon neutral world, Mathieu will be a valuable voice with fresh insights.”

Mr. Soulas has served in a variety of positions at TotalEnergies including Senior Vice President Strategy & Climate from August 2019 to September 2021 and as Vice President in charge of the Lubricants Business Unit worldwide. In his current position, he serves as Senior Vice President New Mobility and Marketing, which regroups various Business Units including Electric Vehicles, Hydrogen and Gas.

“It’s an honor to join the board of our good partner, Clean Energy, which is making great strides in expanding into the production of renewable natural gas, partly through the joint venture between the two companies,” said Mr. Soulas. “I look forward to working alongside my fellow directors and the company management to expand the demand of this incredible fuel in the heavy-duty vehicle market and providing fleets with a low-carbon solution that addresses big climate issues.”

Mr. Soulas holds a graduate degree from France’s Ecole Polytechnique and IFP-EN Engineering schools.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Media Contact:

Gary Foster
(949) 437-1113
Gary.Foster@cleanenergyfuels.com

Investor Contact:

Thomas Driscoll
949-437-1191
thomas.driscoll@cleanenergyfuels.com

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